                                                                    EXHIBIT 99.1


                       GERON TO FOCUS ON PRODUCT PIPELINE

MENLO PARK, CA - JUNE 24, 2002 -- Geron Corporation (Nasdaq: GERN) announced today that it has restructured its organization to focus internal resources on its most advanced and promising product development programs including GRN163, Geron's lead anti-cancer product, and regenerative medicine products based on neural cells, cardiomyocytes, and pancreatic islet cells derived from human embryonic stem cells (hESCs). In the process, Geron is reducing its research staff by 33 employees and its support staff by 10 employees, a reduction of approximately 30% of Geron's work force in Menlo Park, California and Edinburgh, Scotland.

These changes will allow Geron to fund ongoing development of hESC-based therapies and accelerate development of GRN163 to an IND and Phase 1 clinical trials without an increase in overall spending. Resources devoted to GRN163 will increase significantly, and resources devoted to development of neural cells, cardiomyocytes, and pancreatic islet cells will also increase.

"We have a strong balance sheet that includes $63 million in cash, which will now cover two years of our anticipated operating expenditures," said David Greenwood, Geron's chief financial officer. "These measures reflect in part Geron's maturation from research to development. Products in the clinic and nearing the clinic command the most resources."

"In the current financing climate, companies that are well managed make the tough calls on resource allocation early," said Alex Barkas, chairman of Geron's board of directors. "Given the promising pre-clinical data we have recently reported, the focus on our lead telomerase inhibitor GRN163 is increasing. Likewise, the promise of our stem cell therapy programs for addressing neurodegenerative diseases, cardiovascular failure and diabetes mandates that we move swiftly to demonstrate proof-of-concept of hESC-derived cells in animal models of disease as a precursor to designing the most appropriate clinical studies."

"In this market environment, we must concentrate our efforts on the key milestones that we expect to meet over the next 12-18 months," said Thomas Okarma, Geron's president and chief executive officer. "These include: (i) filing an IND for GRN163 and starting clinical trials; (ii) continued support of the clinical trial of a telomerase vaccine at Duke University; (iii) continuation of studies of a telomerase-based diagnostic for cancer in collaboration with Roche; and (iv) putting additional hESC-derived cell types into animal models and reporting the results. We have two types of neural cells --dopaminergic neurons and oligodendrocytes-- and hematopoietic cells in animal models today. We expect to have cardiomyocytes and insulin-producing pancreatic islet cells in animal models by the end of the year. We want to report in vivo efficacy and safety data for all these cell types during 2003."

"Geron has broad technology platforms," said Mr. Greenwood. "Our strategy has been to develop a number of telomerase cancer programs and stem cell programs in parallel, with an intent to develop certain products ourselves while putting development partnerships in place for other programs. Our telomerase diagnostics, telomerase vaccine, oncolytic virus, stem cell genomics, and telomerase activation programs are all partnerable. For most of them we have already established

PAGE TWO/GERON TO FOCUS ON PRODUCT PIPELINE


partnerships. We have formed alliances with and/or granted licenses to Roche Diagnostics, GTI-Novartis, Celera Genomics, Dendreon, and Modex Therapeutiques, and are in discussions with additional licensees for each of these technologies. Last year we executed seven licensing transactions to use our nuclear transfer technology for agricultural, biopharmaceutical and industrial applications. Whether through internal development or through partners, our objective is to accelerate development of products into the clinic and to market."

GRN163 is a short, modified thiophosphoramidate oligonucleotide drug that inhibits the enzyme telomerase--a novel approach to treating cancer. Telomerase is not expressed in most normal cells and tissues, but during tumor progression, telomerase is abnormally reactivated and expressed in all major cancer types. The activation of telomerase enables cancer cells to maintain telomere length and resist apoptosis (programmed cell death), thereby enabling unlimited cell growth and resistance to cytotoxic drugs. By inhibiting telomerase, GRN163 should cause cancer cells to stop proliferating and enter crisis. Geron and its collaborators have already demonstrated these effects on brain cancer, prostate cancer, lymphoma and multiple myeloma in animal models, and similar effects in vitro with lung cancer and multiple other cancer cell types. Geron expects to begin human clinical trials of GRN163 in early 2003.

Geron is widely recognized as the leader in developing hESC technology. Geron is developing treatments for Parkinson's disease and spinal cord injury using hESC-derived neural cells, treatments for heart disease using hESC-derived cardiomyocytes, and treatments for diabetes using hESC-derived pancreatic islet cells. Geron has an exclusive commercial license to develop these cell types under the WARF patents on hESCs. To date, Geron has more than 75 issued or pending patents covering hESC technology.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding future applications of Geron Corporation's technology and future financial projections constitute forward-looking statements involving risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, dependence on collaborative partners, need for additional capital, need for regulatory approvals or clearances, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended on March 31, 2002.

CONTACT:
Geron Corporation
David L. Greenwood
Chief Financial Officer
650-473-7700

Additional information about the company can be obtained at http://www.geron.com.

                                       ###